Exhibit 99.1

Hecla Reports Fourth Quarter and 2013 Financial Results

2013 silver and gold production of 8.9 million ounces and 120,000 ounces, 39% and 116% increases over 2012

For the Period Ended: December 31, 2013

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 19, 2014--Hecla Mining Company (NYSE:HL) today announced 2013 revenue of $382.6 million and gross profit of $66.1 million with a net loss applicable to common stockholders of $25.7 million, or $0.08 per basic share, and an adjusted net loss applicable to common stockholders of $12.7 million, or $0.04 per basic share.¹

FOURTH QUARTER 2013 HIGHLIGHTS

  Net loss applicable to common stockholders of $3.0 million, or $0.01 per basic share, and an adjusted net loss applicable to common stockholders of $1.5 million, or $0.00 per basic share.¹
  Silver production of 2.5 million ounces at an average cash cost, after by-product credits, per silver ounce of $7.33.²
  Gold production of 47,108 ounces, of which 32,386 ounces were produced at Casa Berardi at an average cash cost, after by-product credits, per gold ounce of $824.²
  Operating cash flow of $21.6 million.
  Adjusted EBITDA of $35.1 million.³

FULL YEAR 2013 HIGHLIGHTS

  Acquired Aurizon and its Casa Berardi gold mine.
  Issued $500 million of 6.875% senior notes due in 2021.
  Returned Lucky Friday to historical full production rate in September.
  Silver production of 8.9 million ounces, a 39% increase over 2012, at an average cash cost, after by-product credits, per silver ounce of $6.84.²
  Gold production of 119,989 ounces, of which 62,532 ounces were produced at Casa Berardi at an average cash cost, after by-product credits, per gold ounce of $951.²
  Net loss applicable to common stockholders of $25.7 million, or $0.08 per basic share, and an adjusted net loss applicable to common stockholders of $12.7 million, or $0.04 per basic share.¹
  Operating cash flow of $26.6 million.
  Adjusted EBITDA of $130.3 million.³
  Cash and cash equivalents of $212.2 million at December 31, 2013.

(1) Adjusted net income (loss) applicable to common stockholders represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of net income (loss) applicable to common stockholders (GAAP) to adjusted net income (loss) can be found at the end of the release.

(2) Cash cost, after by-product credits, per silver and gold ounce represent a non-GAAP measurement. A reconciliation of cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

(3) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (GAAP) can be found at the end of this release.

"Hecla had very strong silver and gold production in 2013, due to the addition of the Casa Berardi gold mine and the Lucky Friday returning to historical full production levels in September, which, when coupled with Greens Creek continuing to deliver strong silver production at low costs, puts Hecla in the best position in our history," said Phillips S. Baker, Jr., President and Chief Executive Officer. "With all three properties now at expected production, we should have about 17 million ounces of primary silver equivalent production in 2014. We are on a path where by 2017 we could have the most silver equivalent production with the largest reserve base in our 122-year existence. With our low operating costs allowing capital expenditures to be paid largely out of cash flow, Hecla should be able to weather even lower metals prices but expects, with increasing production, to reap increased rewards when prices go higher. Hecla is also the United States' third largest producer of zinc and lead, and is encouraged by the improving outlook for both metals.

"Finally, the addition to reserves and resources at our mines, particularly at the Lucky Friday where proven and probable silver reserves increased by 39% this year to 77.2 million ounces despite lower precious metals prices, is testament to their quality," added Mr. Baker.

SILVER AND GOLD RESERVE GROWTH 4

  Highest year-end proven and probable silver reserve levels in Company history, for the 8th consecutive year, up 13% to 170 million ounces over 12/31/12.
  Proven and probable gold reserves increased by 190% to 2.1 million ounces over 12/31/12, primarily due to the acquisition of Aurizon Mines Ltd. on June 1, 2013, also the highest in the history of the Company.
  Please refer to the press release entitled "Hecla Reports Record Silver and Gold Reserves," issued on Tuesday, February 18, 2014, for further information on reserves and resources.

(4) Proven and probable reserves as follows: Lucky Friday estimates proven reserves of 3,707,800 tons at 12.1 oz/ton silver for a total of 44,891,500 silver ounces and probable reserves of 2,698,000 tons at 12.0 oz/ton silver for a total of 32,351,800 silver ounces. Greens Creek estimates proven reserves of 14,100 tons at 12.9 oz/ton silver and 0.13 oz/ton gold for a total of 181,700 silver ounces and 1,800 gold ounces and probable reserves of 7,782,800 tons at 11.9 oz/ton silver and 0.09 oz/ton gold for a total of 92,338,300 silver ounces and 710,900 gold ounces. Casa Berardi estimates proven reserves of 1,106,300 tons at 0.17 oz/ton gold for a total of 185,100 gold ounces and probable reserves of 7,932,800 tons at 0.15 oz/ton gold for a total of 1,208,500 gold ounces. Reserves have a 12/31/13 effective date.

FINANCIAL OVERVIEW

Hecla reported fourth quarter revenue of $114.2 million and gross profit of $14.7 million. Net loss applicable to common stockholders was $3.0 million, or $0.01 per basic share, during the fourth quarter.

Fourth quarter operating cash flow was $21.6 million, which was impacted by the payments of $19.0 million for interest relating to the 6.875% senior notes issued in April 2013, and due in 2021 and $15.2 million made in connection with the Coeur d'Alene Basin environmental liability settlement that was reached in 2011.

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
FINANCIAL DATA (000s)
Sales	$114,180	$81,100	$382,589	$321,143
Gross profit	$14,731	$34,037	$66,146	$143,516
Income (loss) applicable to common stockholders	$(3,046)	$605	$(25,682)	$14,402
Basic income (loss) per common share	$(0.01)	$—	$(0.08)	$0.05
Diluted income (loss) per common share	$(0.01)	$—	$(0.08)	$0.05
Net income (loss)	$(2,908)	$743	$(25,130)	$14,954
Cash provided by operating activities	$21,564	$2,528	$26,644	$69,016

Hecla completed capital investments at its existing operations of $43.6 million and $154.4 million for the fourth quarter and year ended December 31, 2013, respectively. The capital investment was $55.9 million at Lucky Friday, including $33.8 million for the #4 Shaft. At Greens Creek, capital investment of $57.1 million focused on underground mine development and rehabilitation, definition drilling, mining fleet replacement and surface infrastructure improvements. At Casa Berardi, capital investment, since Hecla's acquisition, was $41.4 million and focused on mine development, further sinking of the shaft and construction of a paste fill plant. Capital investment, excluding capitalized interest, is expected to be approximately $150 million in 2014.

Pre-development expenditures totaled $1.4 million and $14.1 million for the fourth quarter and the year ended December 31, 2013, respectively. Exploration expenditures (including corporate development) for the fourth quarter and full year periods were $5.0 million and $23.5 million, respectively. Exploration and pre-development expenditures are expected to total $18.0 million in 2014.

Following an extended period during which equity investments in certain junior mining and exploration companies were beneath their cost bases, Hecla recorded a loss totaling $2.6 million.

Subsequent to year end, the Company entered into a new $100 million revolving credit agreement with Scotiabank and ING Capital, LLC., replacing a previous facility of the same size. Amounts borrowed under the agreement are available for general corporate purposes and have a maturity date of August 1, 2016. Details of the agreement can be found in the Company’s Form 10-K.

Metals Prices

Realized silver prices in the fourth quarter and full year 2013 were $20.13 and $21.28 per ounce, 31% and 34% lower than the prior periods, respectively. Price changes between the time of concentrate shipment and final settlement result in adjustments to provisional sales. In the fourth quarter of 2013, negative price adjustments totaled $0.9 million, compared to negative price adjustments of $5.7 million in the fourth quarter of 2012. For the full year, price adjustments were negative $17.0 million compared to positive adjustments of $3.8 million in 2012.

In July 2013, the Company began utilizing forward contracts to manage exposure to declines in the prices of silver and gold contained in concentrates that have been shipped. Hecla does not utilize forward contracts for future precious metals production. The Company has been utilizing such contracts for future base metal sales since 2009. The price adjustments discussed above are net of gains and losses on forward contracts.

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$20.76	$32.64	$23.83	$31.15
	Realized price per ounce	$20.13	$29.20	$21.28	$32.11
Gold -	London PM Fix ($/oz)	$1,272	$1,719	$1,411	$1,669
	Realized price per ounce	$1,267	$1,647	$1,317	$1,687
Lead -	LME Cash ($/pound)	$0.96	$1.00	$0.97	$0.94
	Realized price per pound	$1.01	$1.00	$1.00	$0.96
Zinc -	LME Cash ($/pound)	$0.87	$0.88	$0.87	$0.88
	Realized price per pound	$0.88	$0.91	$0.88	$0.90

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at December 31, 2013:

	Pounds Under Contract
	(in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
CONTRACTS ON PROVISIONAL SALES
2014 settlements	11,188	3,472	$0.89	$1.00

CONTRACTS ON FORECASTED SALES
2014 settlements	31,967	34,282	$1.00	$1.04
2015 settlements	39,683	36,982	$0.96	$1.07
2016 settlements	3,803	30,589	$0.93	$1.03

OPERATIONS OVERVIEW

PRODUCTION	FOURTH QUARTER 2013	2013
Silver	2.5 million ounces - up 9% over Q3/13 and 20% over Q4/12	8.9 million ounces - up 39% over 2012 and upper end of 8-9 million ounce guidance
Gold	47,108 ounces - up 27% over Q3/13 and 203% over Q4/12	119,989 ounces - up 116% over 2012. Increase in gold production due primarily to acquisition of Aurizon Mines Ltd. on June 1, 2013.
Greens Creek	1.8 million ounces of silver - down 12% from Q4/12	7.4 million ounces of silver - up 16% over 2012
Lucky Friday	642,224 ounces of silver - up 34% over Q3/13	1.5 million ounces of silver
Casa Berardi	32,386 ounces of gold - up 38% over Q3/13	62,532 ounces of gold

Production increased year-over-year due to the ramp-up of Lucky Friday as well as higher-grade material being mined at Greens Creek. Fourth quarter and full year cash cost, after by-product credits, per silver ounce was $7.33 and $6.84 respectively, compared to $3.45 per ounce and $2.70 per ounce, respectively in the same periods in 2012, with the increase due largely to higher silver production relative to by-product metal production.

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
PRODUCTION SUMMARY
Silver -	Ounces produced	2,488,722	2,081,328	8,919,728	6,394,235
	Payable ounces sold	2,088,650	1,538,162	8,019,299	5,430,252
Gold -	Ounces produced	47,108	15,563	119,989	55,496
	Payable ounces sold	40,861	10,828	104,489	43,133
Lead -	Tons produced	9,347	5,848	30,374	21,074
	Payable tons sold	7,601	3,945	25,432	15,733
Zinc -	Tons produced	16,417	15,584	61,406	64,249
	Payable tons sold	11,117	12,583	42,509	50,895
Cash cost, after by-product credits, per silver ounce (1)		$7.33	$3.45	$6.84	$2.70

(1) Cash cost, after by-product credits, per silver ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits, per silver ounce to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found at the end of this release.

Greens Creek Mine - Alaska

Silver production at Greens Creek in 2013 was 7.4 million ounces for the year and 1.8 million ounces for the fourth quarter. The mine demonstrated consistent, robust production during the course of 2013, producing 3.8 million ounces of silver in the first half of the year and 3.6 million ounces in the second half. The mill operated at an average of 2,206 tons per day in 2013, which is the highest daily average since the mine began operations in 1989.

Cash cost, after by-product credits, per silver ounce at Greens Creek was $5.15 and $4.42 for the fourth quarter and full year, respectively, compared to $3.45 and $2.70 for the same respective periods in 2012. The increase in cash cost, after by-product credits, per silver ounce for the full year was primarily due to lower by-product credits compared to 2012 due to reduced zinc production as a result of a lower zinc grade, lower gold prices, and higher silver production due to increased silver grades. Mining costs per ton increased in 2013 by 7% compared to 2012 due primarily to higher labor costs. Milling costs increased by approximately $4 million, or 16% per ton, in 2013 because the mine generated more diesel power on-site due to less hydroelectric power being available.

Lucky Friday Silver Mine - Idaho

The Lucky Friday mine, re-opened in February 2013, after 14 months of rehabilitation and enhancement, produced silver at a cash cost, after by-product credits, per silver ounce of $13.59 in the fourth quarter and $19.21 for the full year, 2013. Costs were higher than anticipated due in part to slower production ramp-up and severe winter weather in December halting 10 days of production. The mill throughput rate averaged 827 tons per day in the fourth quarter.

#4 Shaft is a key growth project that is excavated to the 6500 level, with construction underway of the station at that level. #4 Shaft is more than 60% completed, and the project is expected to be finished in 2016, allowing access to higher-grade zones that could raise Lucky Friday’s silver production to 5 million ounces as soon as 2017. #4 Shaft is expected to cost approximately $215 million, with $85 million left to be spent over the next three years.

Casa Berardi Gold Mine - Quebec

The Casa Berardi mine, acquired from Aurizon Mines Ltd. on June 1, 2013, produced gold in the fourth quarter at a cash cost, after by-product credits, per gold ounce of $824, a 23% reduction from the $1,066 for the third quarter of 2013. For the seven-month period under Hecla ownership, the mine produced gold at a cash cost, after by-product credits, per gold ounce of $951.

The increased gold production and lower costs during the year were due in part to the access of higher-grade stopes in the 118 and 113 Zones. The mill throughput rate averaged 1,974 tons per day in the fourth quarter.

The West Mine Shaft deepening has approximately 50 meters remaining. Completion of the associated shaft infrastructure, including loading pockets, shaft lining, services and steel, is expected late in the third quarter of 2014, with commissioning to follow. This new shaft is expected to lower operating costs in future years as the mining horizon deepens. Additionally, the new shaft will eventually provide a platform for deeper exploration.

Additional mine enhancements completed since the acquisition include a concrete plant and a paste fill facility, both of which are expected to increase the operational efficiency. Commissioning of the paste plant is underway and the first pour was on November 5, 2013.

2014 GUIDANCE

For the full year 2014, based on current metals prices, the Company expects:

	2014E¹ Silver	2014E Gold	Cash cost, after by-product credits, per
Mine	Production (Moz)	Production (oz)	silver/gold ounce[2]
Greens Creek	6.5 - 7.0	55,000	$6.00 per silver oz
Lucky Friday	3.0	n/a	$9.00 per silver oz
Casa Berardi	n/a	125,000	$900 per gold oz
Company-wide	9.5 - 10.0	180,000	$7.00 per silver oz
Primary Silver Equivalent Production	17.0³

2014E capital expenditures (excluding capitalized interest)	$150 million

2014E pre-development and exploration expenditures	$18 million

(1) 2014E refers to the Company's expectations for 2014.

(2) Metal price assumptions used for calculations: Au $1,300/oz, Ag $20/oz, Zn $0.80/lb, Pb $0.90/lb; USD/CAD assumed at par.

(3) Primary silver equivalent production of 17 million oz includes silver production from Lucky Friday and Greens Creek and 125,000 oz gold from Casa Berardi using a 60:1 gold to silver conversion ratio.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, Wednesday, February 19, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-277-1184 or 1-617-597-5360 internationally. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

INVESTOR DAY

Hecla will host an Investor Day, featuring senior mine management and technical staff, in Toronto on April 9 and in New York on April 10. Please contact Mike Westerlund at mwesterlund@hecla-mining.com for more details.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in five world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. ("Aurizon") titled “Technical Report for the Greens Creek Mine” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla and Aurizon titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date March 28, 2013, and for the Casa Berardi Mine are contained in a technical report prepared for Aurizon titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 28, 2013 (the "Casa Berardi Technical Report"). Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's and Aurizon's profiles on SEDAR at www.sedar.com. The Casa Berardi Technical Report was reviewed by Dr. McDonald on behalf of Hecla. To the best of Hecla's knowledge, information and belief, there is no new material scientific or technical information that would make the disclosure of the mineral resources and mineral reserves for Casa Berardi in this news release inaccurate or misleading.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analyses. Analysis for gold was completed by fire assay fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

Cautionary Statement Regarding Forward Looking Statements, Including 2014 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales, including as a result of the #4 Shaft Project; (ii) estimates of future costs and cash cost, after by-product credits per ounce of silver/gold, including the expected cost of the #4 Shaft project; (iii) guidance for 2014 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,300/oz., silver at $20/oz., zinc at $0.80/lb. and lead at $0.90/lb. and US dollar and Canadian dollar at par); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects; (v) the Company’s mineral resources and mineral reserves. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Form 10-K, filed on February 19, 2014 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

HECLA MINING COMPANY
Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Sales of products	$114,180	$81,100	$382,589	$321,143
Cost of sales and other direct production costs	71,546	34,682	235,316	134,105
Depreciation, depletion and amortization	27,903	12,381	81,127	43,522
	99,449	47,063	316,443	177,627
Gross profit	14,731	34,037	66,146	143,516

Other operating expenses:
General and administrative	6,784	5,530	28,925	21,253
Exploration	4,991	7,343	23,502	31,822
Pre-development	1,401	5,670	14,148	17,916
Other operating expense (income)	(6)	1,138	1,641	4,423
Loss (gain) on disposition of property, plants, equipment and mineral interests	1	275	(75)	275
Lucky Friday suspension-related costs	—	6,564	(1,401)	25,309
Aurizon acquisition costs	29	—	26,397	—
Provision for closed operations and reclamation	831	1,332	5,403	4,652
	14,031	27,852	98,540	105,650
Income (loss) from operations	700	6,185	(32,394)	37,866

Other income (expense):
Gain (loss) on derivative contracts	(5,537)	(2,344)	17,979	(10,457)
Gain on sale of investments	—	—	197	—
Unrealized loss on investments	(2,639)	(1,171)	(2,639)	(1,171)
Net foreign exchange gain (loss)	4,043	(233)	2,959	(63)
Interest and other income (loss)	(165)	27	662	85
Interest expense	(7,183)	(864)	(21,689)	(2,427)
	(11,481)	(4,585)	(2,531)	(14,033)
Income (loss) before income taxes	(10,781)	1,600	(34,925)	23,833
Income tax benefit (provision)	7,873	(857)	9,795	(8,879)
Net income (loss)	(2,908)	743	(25,130)	14,954
Preferred stock dividends	(138)	(138)	(552)	(552)
Income (loss) applicable to common stockholders	$(3,046)	$605	$(25,682)	$14,402
Basic income (loss) per common share after preferred dividends	$(0.01)	$—	$(0.08)	$0.05
Diluted income (loss)per common share after preferred dividends	$(0.01)	$—	$(0.08)	$0.05
Weighted average number of common shares outstanding basic	342,649	285,402	318,679	285,375
Weighted average number of common shares outstanding diluted	342,649	299,309	318,679	297,566

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$212,175	$190,984
Accounts receivable	38,565	25,021
Inventories	48,837	28,637
Current deferred income taxes	35,734	29,398
Other current assets	8,324	8,858
Total current assets	343,635	282,898
Non-current investments	7,019	9,614
Non-current restricted cash and investments	5,217	871
Properties, plants, equipment and mineral interests, net	1,791,601	996,659
Non-current deferred income taxes	78,780	86,365
Other non-current assets and deferred charges	5,867	1,883
Total assets	$2,232,119	$1,378,290

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$51,152	$43,162
Accrued payroll and related benefits	18,769	10,760
Accrued taxes	7,881	12,321
Current portion of capital leases	8,471	5,564
Current portion of accrued reclamation and closure costs	58,425	19,845
Other current liabilities	6,781	3,335
Total current liabilities	151,479	94,987
Capital leases	14,332	11,935
Accrued reclamation and closure costs	46,766	93,370
Long-term debt	490,726	—
Non-current deferred tax liability	164,861	—
Other non-current liabilities	37,536	40,047
Total liabilities	905,700	240,339

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	85,896	71,499
Capital surplus	1,426,845	1,218,283
Accumulated deficit	(154,982)	(123,288)
Accumulated other comprehensive loss	(26,299)	(23,918)
Treasury stock	(5,080)	(4,664)
Total stockholders’ equity	1,326,419	1,137,951
Total liabilities and stockholders’ equity	$2,232,119	$1,378,290
Common shares outstanding	342,663	285,210

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	December 31,	December 31,
	2013	2012
OPERATING ACTIVITIES
Net income (loss)	$(25,130)	$14,954
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	82,366	50,113
Gain on sale of investments	(197)	—
Unrealized loss on investments	2,638	1,171
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(75)	275
Provision for reclamation and closure costs	1,788	1,106
Deferred income taxes	(5,893)	546
Stock compensation	4,461	3,101
Amortization of loan origination fees	1,435	460
(Gain) loss on derivative contracts	(1,338)	29,627
Reversal of purchase price allocation to product inventory	550	—
Other non-cash charges, net	(841)	1,765
Change in assets and liabilities:
Accounts receivable	(1,313)	(4,713)
Inventories	(6,507)	(2,442)
Other current and non-current assets	3,281	610
Accounts payable and accrued liabilities	(10,927)	4,927
Accrued payroll and related benefits	539	(2,118)
Accrued taxes	(4,775)	1,967
Accrued reclamation and closure costs and other non-current liabilities	(13,418)	(32,333)
Cash provided by operating activities	26,644	69,016

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(150,736)	(113,096)
Acquisition of Aurizon, net of cash acquired	(321,117)	—
Proceeds from sale of investments	1,772	—
Proceeds from disposition of properties, plants and equipment	460	886
Change in restricted cash and investment balances	125	(5)
Purchases of investments	(6,001)	(5,823)
Net cash used in investing activities	(475,497)	(118,038)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	61	—
Borrowings on debt	490,000	—
Acquisition of treasury shares	(286)	(2,144)
Dividend paid to common stockholders	(5,991)	(17,121)
Dividends paid to preferred stockholders	(552)	(552)
Loan origination fees paid	(1,244)	(750)
Repayments of capital leases	(7,039)	(5,890)
Net cash provided by (used in) financing activities	474,949	(26,457)
Effect of exchange rates on cash	(4,905)	—
Net increase (decrease) in cash and cash equivalents	21,191	(75,479)
Cash and cash equivalents at beginning of year	190,984	266,463
Cash and cash equivalents at end of year	$212,175	$190,984

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
GREENS CREEK UNIT
Tons of ore milled	205,307	215,819	805,322	789,569
Mining cost per ton	$69.45	$69.28	$68.43	$64.05
Milling cost per ton	$31.62	$30.26	$33.92	$29.35
Ore grade milled - Silver (oz./ton)	12.52	13.14	13.04	11.13
Ore grade milled - Gold (oz./ton)	0.12	0.11	0.12	0.12
Ore grade milled - Lead (%)	3.20	3.48	3.33	3.49
Ore grade milled - Zinc (%)	8.41	8.31	8.47	9.35
Silver produced (oz.)	1,841,081	2,081,328	7,448,347	6,394,235
Gold produced (oz.)	14,722	15.563	57,457	55,496
Lead produced (tons)	4,959	5.848	20,114	21,074
Zinc produced (tons)	14,637	15.584	57,614	64,249
Cash cost, after by-product credits, per silver ounce (1)	$5.15	$3.45	$4.42	$2.70
Capital additions (in thousands)	$11,971	$17,936	$57,119	$62,184
LUCKY FRIDAY UNIT
Tons of ore processed	76,128	—	174,331	—
Mining cost per ton	$86.76	$—	$100.49	$—
Milling cost per ton	$23.57	$—	$29.74	$—
Ore grade milled - Silver (oz./ton)	9.06	—	8.99	—
Ore grade milled - Lead (%)	6.07	—	6.19	—
Ore grade milled - Zinc (%)	2.80	—	2.69	—
Silver produced (oz.)	642,224	—	1,459,000	—
Lead produced (tons)	4,388	—	10,260	—
Zinc produced (tons)	1,780	—	3,793	—
Cash cost, after by-product credits, per silver ounce (1)	$13.59	$—	$19.21	$—
Capital additions (in thousands)	$13,077	$18,713	$55,902	$55,998
CASA BERARDI UNIT
Tons of ore milled	184,897	—	387,608	—
Mining cost per ton	$118.47	$—	$127.56	$—
Milling cost per ton	$22.87	$—	$23.02	$—
Ore grade milled - Gold (oz./ton)	0.19	—	0.18	—
Ore grade milled - Silver (oz./ton)	0.032	—	0.036	—
Silver produced (oz.)	5,417	—	12,381	—
Gold produced (oz.)	32,386	—	62,532	—
Cash cost, after by-product credits, per gold ounce (1)	$824.23	$—	$950.79	$—
Capital additions (in thousands)	$18,591	$—	$41,425	$—

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY
Reconciliation of Non-GAAP Measures to GAAP
(Unaudited)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
By-product value, all silver properties:
Zinc	$20,765	$19,940	$77,616	$84,087
Gold	15,491	22,200	66,907	75,860
Lead	15,205	9,293	48,973	30,969
Total by-product credits	$51,461	$51,433	$193,496	$190,916

By-product credits per silver ounce, all silver properties
Zinc	$8.36	$9.58	$8.71	$13.15
Gold	6.24	10.67	7.51	11.86
Lead	6.12	4.46	5.50	4.85
Total by-product credits	$20.72	$24.71	$21.72	$29.86

By-product credits included in our presentation of cash cost, after by-product credits, per gold ounce for our Casa Berardi Unit include:

	Casa Berardi (3)
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2013	2013
Silver by-product value	$112	$262
Silver by-product credits per gold ounce	$3.46	$4.19

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$69,673	$58,608	$254,460	$208,178
By-product credits	(51,461)	(51,433)	(193,496)	(190,916)
Cash cost, after by-product credits	18,212	7,175	60,964	17,262
Divided by silver ounces produced	2,483	2,081	8,907	6,394
Cash cost, before by-product credits, per silver ounce	$28.05	$28.16	$28.56	$32.55
By-product credits per silver ounce	$(20.72)	$(24.71)	$(21.72)	$(29.85)
Cash cost, after by-product credits, per ounce	$7.33	$3.45	$6.84	$2.70
Reconciliation to GAAP:
Cash cost, after by-product credits	$18,212	$7,175	$60,964	$17,262
Depreciation, depletion and amortization	16,468	12,381	63,098	43,522
Treatment costs	(20,769)	(21,146)	(76,824)	(73,355)
By-product credits	51,461	51,433	193,496	190,916
Change in product inventory	(4,085)	(3,343)	(246)	(1,381)
Reclamation and other costs	727	563	2,100	663
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$62,014	$47,063	$242,588	$177,627

	Greens Creek Unit
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$50,906	$58,608	$203,496	$208,178
By-product credits	(41,425)	(51,433)	(170,563)	(190,916)
Cash cost, after by-product credits	9,481	7,175	32,933	17,262
Divided by silver ounces produced	1,841	2,081	7,448	6,394
Cash cost, before by-product credits, per silver ounce	$27.65	$28.16	$27.32	$32.55
By-product credits per silver ounce	$(22.50)	$(24.71)	$(22.90)	$(29.85)
Cash cost, after by-product credits, per ounce	$5.15	$3.45	$4.42	$2.70
Reconciliation to GAAP:
Cash cost, after by-product credits	$9,481	$7,175	$32,933	$17,262
Depreciation, depletion and amortization	14,149	12,381	55,265	43,522
Treatment costs	(16,766)	(21,146)	(67,341)	(73,355)
By-product credits	41,425	51,433	170,563	190,916
Change in product inventory	(5,133)	(3,343)	159	(1,381)
Reclamation and other costs	634	563	1,947	663
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$43,790	$47,063	$193,526	$177,627

	Lucky Friday Unit (2)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$18,766	$—	$50,964	$—
By-product credits	(10,036)	—	(22,933)	—
Cash cost, after by-product credits	8,730	—	28,031	—
Divided by silver ounces produced	642	—	1,459	—
Cash cost, before by-product credits, per silver ounce	$29.22	$—	$34.93	$—
By-product credits per silver ounce	$(15.63)	$—	$(15.72)	$—
Cash cost, after by-product credits, per ounce	$13.59	$—	$19.21	$—
Reconciliation to GAAP:
Cash cost, after by-product credits	$8,730	$—	$28,031	$—
Depreciation, depletion and amortization	2,319	—	7,833	—
Treatment costs	(4,002)	—	$(9,482)	—
By-product credits	10,036	—	22,933	—
Change in product inventory	1,048	—	$(405)	—
Reclamation and other costs	92	—	153	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$18,223	$—	$49,063	$—

	Casa Berardi Unit (3)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash cost, before by-product credits (1)	$26,806	$—	$59,717	$—
By-product credits	(112)	—	(262)	—
Cash cost, after by-product credits	26,694	—	59,455	—
Divided by gold ounces produced	32.39	—	62.53	—
Cash cost, before by-product credits, per gold ounce	$827.70	$—	$954.98	$—
By-product credits per gold ounce	$(3.46)	$—	$(4.19)	$—
Cash cost, after by-product credits, per gold ounce	$824.24	$—	$950.79	$—
Reconciliation to GAAP:
Cash cost, after by-product credits	$26,694	$—	$59,455	$—
Depreciation, depletion and amortization	11,436	—	18,030	—
Treatment costs	(143)	—	(268)	—
By-product credits	112	—	262	—
Change in product inventory	(723)	—	(3,766)	—
Reclamation and other costs	60	—	142	—
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$37,436	$—	$73,855	$—

	Total, All Locations
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Reconciliation to GAAP:
Cash cost, after by-product credits	$44,906	$7,175	$120,419	$17,262
Depreciation, depletion and amortization	27,904	12,381	81,128	43,522
Treatment costs	(20,912)	(21,146)	(77,092)	(73,355)
By-product credits	51,573	51,433	193,758	190,916
Change in product inventory	(4,809)	(3,343)	(4,012)	(1,381)
Reclamation and other costs	786	563	2,242	663
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$99,448	$47,063	$316,443	$177,627

(1) Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit.

(2) Production was temporarily suspended at the Lucky Friday Unit during 2012 as work was performed to rehabilitate the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. Therefore, cash cost, before by-product credits and cash cost, after by-product credits, per silver ounce are not presented for the Lucky Friday Unit for the three- and twelve-month periods ended December 31, 2012.

(3) On June 1, 2013, we completed the acquisition of Aurizon Mines Ltd., which gave us 100% ownership of the Casa Berardi mine in Quebec, Canada. The information presented reflects our ownership of Casa Berardi commencing as of that date. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

HECLA MINING COMPANY
Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net Income (Loss)(1)
(dollars and ounces in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income (loss) applicable to common stockholders (GAAP)	$(3,046)	$605	$(25,682)	$14,402
Adjusting items:
(Gains)/losses on derivatives contracts	5,537	2,344	(17,979)	10,457
Provisional price (gains)/losses	900	5,667	16,955	(3,820)
Lucky Friday suspension-related costs	—	6,564	(1,401)	25,309
Aurizon acquisition costs	29	—	26,397	—
Foreign exchange (gain) loss	(4,043)	233	(2,959)	63
Income tax effect of above adjustments	(921)	(5,331)	(7,985)	(11,523)
Adjusted net income (loss) applicable to common stockholders	$(1,544)	$10,082	$(12,654)	$34,888
Weighted average shares - basic	342,649	285,402	318,679	285,375
Weighted average shares - diluted	342,649	299,309	318,679	297,566
Basic adjusted net income (loss) per common share	$—	$0.04	$(0.04)	$0.12
Diluted adjusted net income (loss) per common share	$—	$0.03	$(0.04)	$0.12

(1) Adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

HECLA MINING COMPANY
Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA
(dollars and ounces in thousands, except per share amounts - unaudited)

This release refers to a non-GAAP measure of Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision (benefit), depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), gains and losses on derivative contracts, and provisional price gains and losses. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Net income (loss)	$(2,908)	$743	$(25,130)	$14,954
Plus: Interest expense, net of amount capitalized	7,183	864	21,689	2,427
Plus/(Less): Income taxes	(7,873)	857	(9,795)	8,879
Plus: Depreciation, depletion and amortization	27,087	14,071	82,366	50,113
Plus: Exploration expense	4,991	7,343	23,502	31,822
Plus: Pre-development expense	1,401	5,670	14,148	17,916
Plus: Aurizon acquisition costs	29	—	26,397	—
Plus: Aurizon product inventory fair value adjustment	—	—	550	—
Plus/(Less): Lucky Friday suspension-related costs (income)	—	6,564	(1,401)	25,309
Plus/(Less): Interest and other (income) expense	165	(27)	(662)	(85)
Plus/(Less): Foreign exchange (gain) loss	(4,043)	233	(2,959)	63
Less: Gains on derivative contracts	5,537	2,344	(17,979)	10,457
Plus: Loss on impairment of investments	2,639	1,171	2,639	1,171
Plus/(Less): Provisional price (gains)/losses	900	5,667	16,955	(3,820)
Adjusted EBITDA	$35,108	$45,500	$130,320	$159,206

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Investor Relations
hmc-info@hecla-mining.com
http://www.hecla-mining.com